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                                                                    EXHIBIT 99.2

                           CONSENT OF MONTE J. BARROW


         Pursuant to Rule 438 of the Securities Act of 1933, as amended, the undersigned hereby consents to all references to him in the Registration Statement on Form S-11, including any amendments thereto (each a "Registration Statement") of Education Realty Trust, Inc., and the prospectus included therein, including, without limitation, any references under the heading "Management," to the undersigned agreeing to serve as an independent director of Education Realty Trust, Inc. immediately upon the effectiveness of the Registration Statement. The undersigned also grants his permission to include a copy of this consent as a part of any Registration Statement.


August 30, 2004                                     /s/ Monte J. Barrow
                                                    Monte J. Barrow